Exhibit 10.28

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made by and between Hakon Bergheim (“Employee”) and Adagio Medical, Inc. (the “Company”). The Company and Employee are referred to collectively as the “Parties” and each individually as a “Party.”

RECITALS

A.	Employee was employed by Company; and
B.	Employee’s employment with the Company terminates effective February 28, 2025 (the “Termination Date”); and
C.	The Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that they may have against each other, including, but not limited to, any and all claims arising or in any way relating to Employee’s employment with or separation from Company.

NOW THEREFORE, in consideration of the mutual promises made herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.	Termination of Employment. Company and Employee agree that Employee’s employment with the Company terminates as of the Termination Date.
2.	Receipt of All Wages Due. Employee and Company acknowledge and agree that the Company has paid all wages and compensation due and owing to Employee as of the date hereof, including, without limitation, any and all of Employee’s accrued but unused vacation or holidays, all bonus, profit participation, commissions, or other variable compensation, and all reimbursable expenses, and any and all fees, penalties, accrued interest, or other charges of any nature associated with the foregoing. Employee acknowledges and agrees that, besides payments outlined in this Agreement, Employee is entitled to no additional compensation of any kind from the Company now or in the future.
3.	Consideration. The Company will offer Employee the following, in full consideration for the releases granted and the agreements made herein and contingent upon Employee signing and not revoking this Agreement (the “Additional Consideration”):

Within 20 business days following the Effective Date, the Company shall make a payment to Employee in the gross amount of $80,905.25 less applicable withholdings for federal and state income and employment taxes.

Employee acknowledges that this Additional Consideration constitutes an amount in excess of any payment, benefit, or other thing of value to which Employee might otherwise be entitled from the Company.

4.	Taxes. The Company will withhold required federal, state, and local taxes from any and all payments contemplated by this Agreement. Other than the Company’s obligation and right to withhold, Employee will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this

Agreement (including, but not limited to, those imposed under Internal Revenue Code Section 409A).

5.	Nondisclosure of Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company, and shall not use such confidential and proprietary information for any purpose other than as approved or directed by the Company. To the extent that Employee has not already done so, Employee will immediately return to the Company all of the Company’s confidential information and protected information and all of the Company’s property, including, without limitation, equipment, security/access cards, computers, telephones, mobile phones, personal data assistant, credit cards, electronically stored documents, data, files and business records, and physical documents, data, files or business records; all building, garage, office and desk keys and access cards, software, any and all documents, files, notes, memoranda, databases, computer files, and/or software reflecting any information relating to the business of the Company or any Releasee; computers, parking passes, computer disks (or other computer-generated files or data) or copies thereof created on any medium, prepared or obtained by Employee in the course of or incident to Employee’s employment with the Company that was in Employee’s custody, possession or control and any other Company property that may be in Employee’s possession, custody, or control.

Employee acknowledges and agrees, and hereby reaffirms, that Employee has continuing confidentiality, non-disclosure, and intellectual property obligations to the Company under any confidentiality, non-disclosure, and intellectual property agreements with the Company, which continue in full force and effect. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

6.	Release of Claims. Employee agrees that the Additional Consideration provided for in this Agreement represents settlement in full of all outstanding obligations owed to Employee by the Company and its officers, managers, supervisors, members, agents, and employees. Employee, on Employee’s own behalf, and on behalf of Employee’s heirs, representatives, executors, administrators, attorneys, family members, executors, agents, successors in interest, and assigns, hereby fully, knowingly and forever releases the Company and its past, present and future owners, parents, subsidiaries, divisions, affiliates, future affiliates, related entities, joint ventures, partners and members, as well as each of their respective past, present and future directors, officers, investors, shareholders, administrators, agents, associates, representatives, employees, attorneys, predecessors, successors and assigns, and any and all of them (the “Releasees”) from any and all liability, actions, causes of action, claims, charges, complaints, demands, grievances, promises, obligations, losses, damages, injuries and legal responsibilities, of any type whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, that are based upon, relate to or arise out of any matters of any kind (collectively, “Claims”), that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement including, without limitation:

(a)	any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship, including, without limitation, any employment agreements and the termination of those employment agreements; and
(b)	any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment, retaliation, constructive discharge from employment, termination in violation of public policy, discrimination, harassment, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), whistleblowing claims, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, fraud, breach of fiduciary duty, breach of the duty of loyalty, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion; and
(c)	any and all claims for violation of any federal, state or municipal statute, laws, or ordinances, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Equal Pay Act of 1963, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), Executive Order 11141, the Employee Retirement Income Security Act of 1974, the Code of Federal Regulations, the California Family Rights Act, the California Fair Employment and Housing Act, and the California Labor Code, the California Civil Code, the California Business & Professions Code, the California Code of Regulations, any applicable California Industrial Welfare Commission Order; and
(d)	any and all claims for violation of the federal, or any state, constitution; and
(e)	any and all claims arising out of any other laws and regulations relating to compensation, wages and hours of work, leaves, misclassification, employment or employment discrimination, harassment or retaliation; and
(f)	any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
(g)	any claim as to any equity interest in the Company or its subsidiaries, or any option or right with respect thereto; and
(h)	any claim for profit participation, bonus payments, commissions, or other variable compensation; and
(i)	any claim relating to late payment of any amount due; and
(j)	any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

This release is not intended to operate as, nor shall be construed as, a release or waiver of any rights and/or claims that cannot be released or waived as a matter of law. This release does not prohibit Employee from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in Employee’s state or participating in an EEOC or state agency investigation. Employee agrees to waive their right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency on Employee’s behalf arising out of or related to Employee’s employment with and/or separation from the Company (excepting only any monetary award to which Employee may become entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

7.	Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that:
(a)	Employee should consult with an attorney prior to executing this Agreement; and
(b)	Employee has up to forty-five (45) days within which to consider this Agreement (and the Parties agree that changes whether material or immaterial do not restart the running of this forty-five (45) day period); and
(c)	to the extent that Employee takes less than forty-five (45) days to consider this Agreement prior to execution, Employee acknowledges that Employee had sufficient time to consider this Agreement and that Employee expressly, voluntarily and knowingly waives any additional time, and
(d)	Employee has seven (7) days following Employee’s execution of this Agreement to revoke the Agreement; and
(e)	this Agreement shall not be effective until the revocation period has expired; and
(f)	nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
(g)	OWBPA Disclosure: Employee’s separation from employment is part of an employment termination program (as outlined in Exhibit A). Employee acknowledges that the Company has Provided to Employee in Exhibit A of this

Agreement lists of the job titles and ages of all individuals selected for the employment termination program and those individuals not selected, and that Employee has carefully reviewed it and fully understands its content.

Any revocation of this Agreement under Section 7(d) must be in writing and sent within the stated time period to Michael Kleinmann at Reed Smith LLP, 355 S. Grand Ave, Suite 2900, Los Angeles, CA 90071.

This release is not intended to operate as, nor shall be construed as, a release or waiver of any rights and/or claims that cannot be released or waived as a matter of law.

8.	Civil Code Section 1542. Employee represents that Employee is not aware of any claim by Employee other than the claims that are released by this Agreement. Employee acknowledges that Employee has had the opportunity to be advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

9.	No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, Claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that Employee will not bring any Claims on Employee’s own behalf or on behalf of any other person or entity against the Company, the Releasees, or any other person or entity referred to herein. The Company represents that it has no lawsuits, Claims, or actions pending against the Employee.
10.	No Cooperation. Employee agrees that Employee will not act in any manner that might damage the business of the Company. Employee agrees that Employee will not encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee shall inform the Company in writing within three (3) days of receiving any such subpoena or other court order.
11.	Non-Disparagement. Employee agrees that Employee will not in any way make statements about any of the Releasees or any of their respective services, officers, employees, or products that are maliciously untrue, such that they are made with knowledge of their falsity or with reckless disregard for their truth or falsity. Employee further agrees that Employee will not make any maliciously untrue statements about the Releasees to the news media. For the avoidance of doubt, nothing herein is intended to preclude Employee from: (i) assisting current or former Company employees with workplace issues concerning their employment with Company; (ii) communicating with co-workers, union representatives, the NLRB, or any other employment agency, about the terms and conditions of Employee’s employment with Company; or (iii) otherwise disclosing information as permitted by law.

12.	Breach. Employee acknowledges and agrees that any breach of any provision of this Agreement shall entitle the Company immediately to recover and/or cease the severance benefits provided to Employee under this Agreement and will further entitle the Company and/or its officers and/or its directors to recover any additional damages, including attorney’s fees and costs, allowed by law. Employee shall also be responsible to the Company and/or its officers and/or its directors for all costs, attorneys’ fees and any and all damages incurred by the Company (a) enforcing the obligation, including the bringing of any suit to recover the monetary consideration, and (b) defending against a claim or suit brought or pursued by Employee in violation of this Agreement.
13.	No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of actual or potential disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:
(a)	an admission of the truth or falsity of any claims made or any potential claims; or
(b)	an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.
14.	Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement, except as provided herein.
15.	Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, its interpretation, and any of the matters herein released, shall be subject to binding arbitration in Los Angeles before the Judicial Arbitration & Mediation Services, Inc. (JAMS) pursuant to its employment arbitration rules and procedures, in accordance with the Federal Arbitration Act. The Company shall be responsible for the arbitrator’s fees and expenses and the arbitration fees. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.
16.	Authority. Each the Company and Employee represents and warrants that they have the capacity to act on their own behalf and on behalf of all who might claim through them and to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the Claims or causes of action released herein.

17.	No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. In entering into this Agreement, neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement. Further, Employee acknowledges and agrees that Employee has made such investigation of the facts pertaining to this Agreement and all matters contained herein as Employee deems necessary, desirable or appropriate and agrees that the release provided for herein shall remain in all respects effective and enforceable and not subject to termination or rescission by reason of any later discovery of new, different or additional facts.
18.	Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.
19.	Entire Agreement. This Agreement (along with continuing obligations of Employee under any confidentiality, non-disclosure, and intellectual property agreements with the Company, which continue in full force and effect) represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company.
20.	No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.
21.	No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company.
22.	Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions. Employee hereby consents to personal and exclusive jurisdiction and venue in the State of California.
23.	Effective Date. This Agreement shall not become effective until the eighth (8th) calendar day after the Employee signs, without revoking this Agreement (the “Effective Date”).
24.	Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
25.	Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with Employee’s full intent of releasing all claims against the Company. The Parties acknowledge that:

(a)	They have read this Agreement, and have had a full and ample opportunity to study this Agreement; and
(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; and
(c)	They understand the terms and consequences of this Agreement and of the releases it contains; and
(d)	They are fully aware of the legal and binding effect of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ADAGIO MEDICAL, INC.		EMPLOYEE

Date:	4/3/2025	Date:	3/26/25

By:	/s/ Todd Usen	By:	/s/ Hakon Bergheim
	An Authorized Signatory		Hakon Bergheim